Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP
Investor Relations:	Media Relations:
David Castaneda	Susan Roush
414.351.9758	747.222.7012

LILIS ENERGY RAISES $7.5 MILLION IN PRIVATE PLACEMENT OF
CONVERTIBLE PREFERRED STOCK

JUNE 2, 2014 – Denver, CO – Lilis Energy, Inc. (NASDAQ: LLEX), announced today that on Friday, May 30, 2014 it closed a private placement of $7.5 million of its Series A 8% convertible preferred shares at a conversion price of $2.41 per share (the “Offering”) with institutional and high net-worth investors. The preferred stock is convertible at any time at the option of the holders, or at the company’s discretion when Lilis’s common stock trades above $7.50 for ten consecutive days with trading volume above 100,000 shares per day.

In connection with the private placement of preferred stock, the Company also issued to each investor a warrant to purchase a number of shares of common stock equal to one-half of the number of shares purchased by the investor in the Offering. The warrants have an exercise price of $2.89 per share, and are exercisable beginning six months from the issuance date, for a period of five years.

Neither the preferred stock nor the warrants have been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 123,000 gross, 107,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Greater Wattenberg field leasehold targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group: Investors - (414) 351-9758, Media - (747) 222-7012, or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things Lilis Energy's near-term E&P focus on its Wattenberg Field acreage. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration and drilling operations and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports and registration statements filed with the SEC.